Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 No. [    ] of Global Ship Lease, Inc. of our report dated May 10, 2010, except for the effect on the combined financial statements of the amendments which are referred in Note 2(c), as to which the date is September 14, 2010, relating to the combined financial statements, and the effectiveness of internal control over financial reporting, appearing in Global Ship Lease, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2009. We also consent to the reference to us under the heading “Experts” in the Prospectus.

PricewaterhouseCoopers

/s/ PricewaterhouseCoopers

Neuilly-sur-Seine, France

February 7, 2011

PricewaterhouseCoopers is represented by PricewaterhouseCoopers Audit, 63 rue de Villiers—92200 Neuilly-sur-Seine, France